Exhibit 10.1

AMENDMENT NO. 2
TO
AGREEMENT
(Regarding Certain Fees)

This Amendment No. 2 (the “Amendment”) to that certain Agreement (the “Agreement”), dated July 24, 2009, is entered into by and between VSS Fund Management LLC (“VSS LLC”) and Cambium Learning Group, Inc., a Delaware corporation (formerly known as Cambium-Voyager Holdings, Inc.) (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement.
WHEREAS, VSS LLC has agreed to provide certain monitoring services to the Company and the Company desires to receive the benefit of such monitoring services from VSS LLC; and
WHEREAS, the parties hereto have agreed to amend the terms and conditions of the Agreement as set forth herein to address the payments to be made by the Company to VSS LLC in exchange for the monitoring services.
NOW, THEREFORE, in consideration of the terms and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Amendment to Section 1 (Consulting Fee). Section 1 of the Agreement is hereby amended as follows:

a.	The following provision shall be deleted in its entirety from the current Section 1:
“1(c) Termination. VSS LLC’s right to receive the fees and expenses contemplated in Section 1 (a) and (b) above shall terminate upon the earlier occurrence of (i) the date on which VSS LLC no longer has any employees serving on the Company’s board of directors; (ii) the date on which funds managed by VSS LLC collectively cease to “beneficially own” (as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended) at least ten percent (10%) of the issued and outstanding shares of common stock of the Company; and (iii) unless renewed by the audit committee of the Company’s board of directors, January 1, 2017.”

a.	A new subsection 1(c) shall be added as follows:

1

“1(c) Termination. VSS LLC’s right to receive the fees and expenses contemplated in Section 1 (a) and (b) above shall terminate upon the earlier occurrence of (i) the date on which VSS LLC no longer has any employees serving on the Company’s board of directors; (ii) the date on which funds managed by VSS LLC collectively cease to “beneficially own” (as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended) at least ten percent (10%) of the issued and outstanding shares of common stock of the Company; and (iii) unless renewed by the audit committee of the Company’s board of directors, January 1, 2021.”

2.Effect on the Agreement. Except as explicitly set forth in this Amendment, all the terms and conditions of the Agreement shall continue to be in full force and effect.
3.Amendments. This Amendment shall not itself be amended except with the written consent of the parties hereto, and, to the extent required by applicable law, rule or regulation, or rules and regulations of the national securities exchange on which the Company’s securities are listed for trading.
4.Governing Law. This Amendment shall be governed by the laws of the state of New York without giving effect to the principles of conflicts of laws thereof.
5.Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile or electronic mail), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first written above.

VSS FUND MANAGEMENT LLC

/s/ Jeffery T. Stevenson
Name: Jeffery T. Stevenson
Title: Authorized Officer

CAMBIUM LEARNING GROUP, INC.

/s/ J. Scott McWhorter
Name: J. Scott McWhorter
Title: General Counsel

[Signature Page to Amendment]